Exhibit 99.1

CONTACT:
Mark Spencer
847.585.3802 mdspencer@careered.com

Career Education Corporation Announces Resignation of George K. Grayeb

Schaumburg, Ill., March 22, 2011 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of post-secondary education programs and services, announced today that George K. Grayeb has resigned from his position as senior vice president of the company’s Health Education Strategic Business Unit (SBU) to pursue other opportunities effective March 31, 2011.

“I appreciate the leadership George brought the organization during a time of tremendous growth for our health schools. I wish him all the best for success in his future endeavors,” said Gary E. McCullough, president and chief executive officer of CEC.

Thomas O’Donnell, vice president of operations for new school development for the Health Education SBU, will assume interim leadership of the Health Education SBU. O’Donnell has held a number of finance and operational positions since joining the company in 2003. In his role over the past two years, O’Donnell has led the opening of new Sanford-Brown health school campuses. CEC now has 39 health school campuses, up from 24 in 2008.

Previously, O’Donnell served the Health Education SBU as vice president of operations and, prior to that, vice president of finance. He holds a Master’s degree in Business Administration from the University of Chicago, a Master’s degree in Accounting from DePaul University and a Bachelor’s degree in economics from University of Chicago.

To assist in the transition of SBU leadership to a permanent successor, O’Donnell will report to Robert T. DeYoung, senior vice president of corporate marketing and chief marketing officer. The company has begun a search to identify the next leader of the Health Education SBU.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation family offer high-quality education to a diverse student population of more than 116,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University; Brooks Institute; Colorado Technical University; Harrington College of Design; INSEEC Group Schools; International University of Monaco; International Academy of Design & Technology; Istituto Marangoni; Le Cordon Bleu North America; and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

###